EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Dime Community Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	1,185,000(2)	$18.355	$21,750,675	0.0001476	$3,210.40
Total Offering Amounts					$21,750,675		$3,210.40
Total Fee Offsets							$0.00
Net Fee Due					$21,750,675		$3,210.40

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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Dime Community Bancshares, Inc. 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Dime Community Bancshares, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
Represents 1,185,000 additional common shares reserved for issuance under the Equity Plan, which shares became available for issuance pursuant to approval of the additional shares by the Registrant’s shareholders on May 23, 2024.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on May 29, 2024.

Table 2: Fee Offset Claims and Sources
N/A